Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE LISTING ON BERLIN-BREMEN STOCK EXCHANGE IS UNAUTHORIZED

TULSA, OK – July 26, 2004 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that it has learned that its common stock has been listed for trading on the Berlin-Bremen stock exchange without the Company’s prior knowledge, consent or authorization. The Company has initiated actions to be immediately de-listed from that exchange.

Brad Vetal, the Company’s president and chief executive officer, said, “Matrix Service Co., along with approximately 200 other US-based Nasdaq-listed companies, has recently been listed for trading on the Berlin-Bremen stock exchange without its prior knowledge or consent. We learned of our listing through inquiries made after reading several recent public announcements by other US companies who had also been listed on the Berlin-Bremen exchange without their prior knowledge or consent. These US companies were seeking to be de-listed from the Berlin-Bremen exchange out of concern that the price of their common stock in the US markets could be subject to manipulation by trading practices permitted on the Berlin-Bremen stock exchange that would not be permitted in the US markets.

Mr. Vetal added, “Although it is not clear that any price manipulation in the US markets has occurred as a result of trading on the Berlin-Bremen exchange, there have been some media reports indicating otherwise and we certainly share the concern expressed by similarly situated US companies that price manipulation could occur. Matrix will do all that we can to assure our shareholders of fair dealing in the US markets and, accordingly, we have initiated actions that we understand will remove Matrix from listing or trading on the Berlin-Bremen stock exchange. We will inform our shareholders in a future release when the de-listing process is completed.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
laustin@matrixservice.com	tnguyen@sternco.com

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